Exhibit 99.2

NEWS RELEASE

Investor/Media Contact:

Stacy Roughan

NuVasive, Inc.

1-858-909-1812

sroughan@nuvasive.com

NUVASIVE ANNOUNCES DEFINITIVE SETTLEMENT WITH UNITED STATES

SAN DIEGO, CA – July 28, 2015 – NuVasive, Inc. (NASDAQ: NUVA), a leading medical device company focused on transforming spine surgery with minimally disruptive, procedurally-integrated solutions, announced today that it has reached a definitive settlement with the U.S. Department of Justice (“DOJ”) related to the subpoena issued to the Company by the Office of Inspector General of the Department of Health and Human Services (“OIG”) in 2013. NuVasive admits no wrongdoing as part of the settlement.

On April 29, 2015, the Company announced that it had reached an agreement in principle to settle the investigation with the DOJ. The Company has now entered into a definitive settlement agreement with the United States, acting through DOJ and on behalf of OIG, the Defense Health Agency, the Office of Personnel Management, and the U.S. Department of Veteran Affairs.

Under the terms of the settlement agreement, the Company will pay $13.5 million, plus fees and accrued interest. The settlement is neither an admission of liability or wrongdoing by the Company nor a concession by the United States that its claims are not well founded.

Recognizing the government’s responsibility to ensure the appropriateness of industry practices, the Company cooperated fully with the inquiry and has continued to work hard to create and sustain a culture of compliance throughout its operations. Resolution of the matter avoids the time and expense of a potentially lengthy litigation process. The Company was not required to enter into a corporate integrity agreement by the OIG as part of the settlement.

About NuVasive

NuVasive is an innovative global medical device company that is changing spine surgery with minimally disruptive surgical products and procedurally-integrated solutions for the spine. NuVasive has emerged from a small startup to become the #3 player in the $9 billion global spine market and remains focused on market share-taking strategies as the Company continues on its path to become the industry’s leading spine company. NuVasive offers a comprehensive spine portfolio of more than 90 unique products developed to improve spine surgery and patient outcomes. The Company’s principal procedural solution is its Maximum Access Surgery, or MAS®, platform for lateral spine fusion. MAS was designed to provide safe, reproducible, and clinically proven outcomes, and is a highly differentiated solution with fully integrated neuromonitoring, customizable exposure, and a broad offering of application-specific implants and fixation devices designed to address a variety of pathologies.

NuVasive cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with litigation and/or regulatory enforcement actions which could cause the Company to incur significant legal expenses and/or prevent it from making, using or selling certain of the Company’s products, risks associated with acceptance of the Company’s minimally disruptive surgical products by spine surgeons, development and acceptance of new products or product enhancements, expansion of the Company’s network of sales representatives, and the other risks and uncertainties described in NuVasive’s news releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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